                                                              Exhibit (D)(11)(i)

(ING FUNDS LOGO)

April 3, 2006

NWQ Investment Management Company, LLC
Attention: General Counsel
2049 Century Park East
Los Angeles, CA 90067

Dear Sir or Madam:

     This letter serves to advise you that SCHEDULE A to the Sub-Advisory Agreement dated July 28, 2005 between ING Investments, LLC and NWQ Investment Management Company, LLC (the "Agreement") has been updated to remove ING MidCap Value Choice Fund effective April 3, 2006.

Very sincerely,


/s/ Todd Modic
----------------------------------------
Todd Modic
Senior Vice President
ING Investments, LLC

7337 E. Doubletree Ranch Rd.       Tel: 480-477-3000       ING Investments, LLC
Scottsdale, AZ 85258-2034          Fax: 480-477-2744
                                   www.ingfunds.com

                                   SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                     NWQ INVESTMENT MANAGEMENT COMPANY, LLC

SERIES                                       ANNUAL SUB-ADVISER FEE
------                                       ----------------------
                                 (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
ING SmallCap Value Choice Fund        0.50% on the initial $150 million;
                                 0.60% thereafter at any aggregate asset level


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